EXHIBIT 3.323
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/23/2002
020534640 — 3561894
CERTIFICATE OF FORMATION
OF
TRIAD-ARMC, LLC
The undersigned, an authorized person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Delaware Limited Liability Company Act (the “Act”), has duly executed and hereby files this Certificate of Formation of Triad-ARMC, LLC. The undersigned certifies that:
ARTICLE I.
The name of the limited liability company is Triad-ARMC, LLC (the “Company”).
ARTICLE II.
The Company is organized for the purpose of engaging in any lawful act, activity and/or business for which limited liability companies may be organized under the Act.
ARTICLE III.
The address of the registered office of the limited liability company in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.
ARTICLE IV.
This Certificate of Formation shall be effective on the date of filing with the Secretary of State.
/s/ Donald P. Fay
Name: Donald P. Fay, an authorized person